SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                           TREDEGAR INDUSTRIES, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                           TREDEGAR INDUSTRIES, INC.

                             1100 BOULDERS PARKWAY
                            RICHMOND, VIRGINIA 23225

                           [TREDEGAR INDUSTRIES LOGO]

                         ANNUAL MEETING OF SHAREHOLDERS

                                                         MARCH 26, 1997

         TO THE SHAREHOLDERS:

              We invite you to attend the Annual Meeting of Shareholders to be held in THE GRAND BALLROOM OF THE JEFFERSON HOTEL, FRANKLIN & ADAMS STREETS, RICHMOND, VIRGINIA, ON THURSDAY, MAY 22, 1997, AT 9:30 A.M., EASTERN DAYLIGHT TIME. A formal notice of the meeting, together with a proxy statement and proxy form, is enclosed with this letter. The notice points out that you will be asked to elect directors and approve the designation of auditors for the coming year.

              Please read the notice and proxy statement carefully, complete the proxy form and mail it promptly.

                              Sincerely yours,

                              /s/ JOHN D. GOTTWALD

                              JOHN D. GOTTWALD
                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

                           TREDEGAR INDUSTRIES, INC.
                             1100 BOULDERS PARKWAY
                            RICHMOND, VIRGINIA 23225

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the holders of shares of Common Stock, no par value ("Common Stock"), of Tredegar Industries, Inc. ("Tredegar") will be held in THE GRAND BALLROOM OF THE JEFFERSON HOTEL, FRANKLIN & ADAMS STREETS, IN RICHMOND, VIRGINIA, ON THURSDAY, MAY 22, 1997, AT 9:30 A.M., EASTERN DAYLIGHT TIME, for the following purposes:

     1. To elect three directors to serve until the 2000 annual meeting and until their successors are elected;

     2. To approve the designation of Coopers & Lybrand L.L.P. as auditors for the fiscal year ending December 31, 1997; and

     3. To transact such other business as may properly come before the meeting.

     Holders of shares of Common Stock of record at the close of business on March 17, 1997, will be entitled to vote at the meeting.

     You are requested to complete, sign, date and return the enclosed proxy form promptly, regardless of whether you expect to attend the meeting. A self-addressed, stamped envelope is enclosed for your convenience.

     If you are present at the meeting, you may vote in person even if you have already returned your proxy.

                                   By Order of the Board of Directors

                                   Nancy M. Taylor, SECRETARY

March 26, 1997

                                PROXY STATEMENT
                                      FOR

                         ANNUAL MEETING OF SHAREHOLDERS
                           TREDEGAR INDUSTRIES, INC.

                            To be held May 22, 1997

                 Approximate date of mailing -- March 26, 1997

     Proxies in the form enclosed are solicited by the Board of Directors of Tredegar (the "Board") for the Annual Meeting of Shareholders to be held on Thursday, May 22, 1997. Any person giving a proxy may revoke it any time before it is voted by voting in person at the meeting or delivering another proxy, or written notice of revocation, to the Secretary of Tredegar. A proxy, if executed and not revoked, will be voted and, if it contains any specific instructions, will be voted in accordance with such instructions.

     On March 17, 1997, the date for determining shareholders entitled to vote at the meeting, there were 12,241,485 outstanding shares of Common Stock. Each share of Common Stock is entitled to one vote.

     The cost of the solicitation of proxies will be borne by Tredegar. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of Tredegar. Corporate Investor Communications, Inc. has been engaged to assist in the solicitation of proxies from brokers, nominees, fiduciaries and other custodians. Tredegar will pay that firm $4,500 for its services plus reimbursement for out-of-pocket expenses.

     Tredegar's address is 1100 Boulders Parkway, Richmond, Virginia 23225.

                             ELECTION OF DIRECTORS

     The Board is divided into three classes of directors as nearly equal in number as possible, each of which serves for three years. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a three-year term.

     The terms of three of the present directors, Messrs. Austin Brockenbrough, III, Bruce C. Gottwald and Norman A. Scher will expire at the 1997 Annual Meeting. Mr. Bruce C. Gottwald will retire from Tredegar's Board upon the expiration of his current term. Mr. Austin Brockenbrough, III, Dr. William M. Gottwald, Dr. Richard L. Morrill and Mr. Norman A. Scher have been nominated by the Board for election at the 1997 Annual Meeting for the term expiring at the 2000 Annual Meeting of Shareholders.

     The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of directors. Unless otherwise specified in the accompanying form of proxy, it is intended that votes will be cast for the election of all of the nominees as directors. Votes that are withheld and shares held in street name that are not voted in the election of directors will not be included in determining the number of votes cast. If any of the nominees for director should be unavailable for election, a circumstance that is not expected, the Board may either reduce the number of directors accordingly or designate a substitute nominee in the place and stead of the unavailable person. In the latter event, it is intended that votes in respect of all shares for which proxies have been given will be cast for the election of such substitute nominee.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" ALL OF THE NOMINEES.

     Following is certain information concerning the nominees and the directors whose terms of office will continue after the meeting:

AUSTIN BROCKENBROUGH, III - age 60; director since 1993; Managing Director and President of Lowe, Brockenbrough & Tattersall, Inc. (private investment counseling firm) since 1970. Other directorship: Trustee of The Williamsburg Investment Trust. Term expires 1997.

PHYLLIS COTHRAN - age 50; director since 1993; President and Chief Operating Officer of Trigon Blue Cross Blue Shield ("Trigon"), a health insurance (and related services) company, since November, 1990. Ms. Cothran will retire from Trigon effective as of March 31, 1997. Other directorships: Central Fidelity Banks, Inc. and Ethyl Corporation ("Ethyl"). Term expires 1999.

RICHARD W. GOODRUM - age 69; director since 1989; retired, having served previously as Executive Vice President and Chief Operating Officer of Tredegar from July 10, 1989 until March 31, 1996. Term expires 1999.

FLOYD D. GOTTWALD, JR. - age 74; director since 1989; Chairman of the Board and Chief Executive Officer of Albemarle Corporation, a chemicals company ("Albemarle") since March 1, 1994; having served previously as Vice Chairman of Ethyl, a petroleum additives company, from March 1, 1994 until February 29, 1996, and as Chairman of the Board of Ethyl from 1968 until March 1, 1994. Other directorship: Albemarle. Term expires 1999.

JOHN D. GOTTWALD - age 42; director since 1989; President and Chief Executive Officer of Tredegar since July 10, 1989. Other directorship: Albemarle. Term expires 1998.

WILLIAM M. GOTTWALD - age 49; Vice President, Corporate Strategy, of Albemarle since August, 1996; having served previously as Vice President of Ethyl from September, 1994 until August, 1996, and as President of Whitby, Inc., a pharmaceuticals company, from September, 1989 until September, 1994. Nominated for term expiring 2000.

ANDRE B. LACY - age 57; director since 1989; Chairman of the Board, Chief Executive Officer and President of LDI Management, Inc. (distribution and manufacturing holding company), and Managing General Partner of LDI, Ltd. (industrial and investment limited partnership) since 1986. Other directorships:
Albemarle, FinishMaster, Inc., Herff Jones, Inc., IPALCO Enterprises, Inc., The National Bank of Indianapolis, Patterson Dental Company. Term expires 1998.

RICHARD L. MORRILL - age 57; President, University of Richmond since 1988. Other directorships: Central Fidelity Banks, Inc. and The Williamsburg Investment Trust. Nominated for term expiring 2000.

EMMETT J. RICE - age 77; director since 1989; retired, former member of the Board of Governors of the Federal Reserve System. Other directorships: Albemarle and Jardine-Fleming China Region Fund, Inc. Term expires 1998.

NORMAN A. SCHER - age 59; director since 1989; Executive Vice President, Chief Financial Officer and Treasurer of Tredegar since July 10, 1989. Other directorship: DIMON, Incorporated. Term expires 1997.

     There were five meetings of the Board held during 1996. All of the directors attended at least 75% of the aggregate of the total number of meetings of the Board held during 1996 and the total number of meetings held by all committees of the Board on which the director then served.

     Tredegar has an Executive Committee consisting of Messrs. John D. Gottwald, Richard W. Goodrum and Norman A. Scher. Pursuant to Tredegar's By-laws, the Executive Committee may exercise the full authority of the Board, except as limited by the Virginia Stock Corporation Act and except with respect to the compensation of the executive officers, which is determined by the Executive Compensation Committee. During 1996, the Executive Committee met informally as required as Tredegar's principal management committee.

     Messrs. Austin Brockenbrough, III, Richard W. Goodrum and Andre B. Lacy serve on Tredegar's Audit Committee. The Audit Committee met twice during 1996. The Audit Committee reviews Tredegar's internal audit and financial reporting functions and the scope and results of the audit performed by Tredegar's independent accountants and matters relating thereto and reports thereon to the Board. The Audit Committee also recommends to the Board the engagement of the independent accountants of Tredegar.

     Ms. Phyllis Cothran and Messrs. Austin Brockenbrough, III, and Emmett J. Rice serve on Tredegar's Executive Compensation Committee. The Executive Compensation Committee met twice during 1996. This Committee approves the salaries and bonus awards of executive officers, and grants awards under Tredegar's stock incentive plans. The Executive Compensation Committee is composed of individuals who are not, and have not been for the preceding year, eligible to participate in any stock incentive plan of Tredegar.

     Messrs. John D. Gottwald, Norman A. Scher and Austin Brockenbrough, III, serve on Tredegar's Nominating Committee. During 1996, the Nominating Committee met formally on one occasion. The Nominating Committee makes recommendations to the Board regarding nominees for election as directors and may make other recommendations regarding tenure, classification and compensation of directors.

     Tredegar's By-laws provide that a shareholder of Tredegar entitled to vote for the election of directors may nominate persons for election to the Board by mailing written notice to the Secretary of Tredegar not later than (i) with respect to an election to be held at an annual meeting of shareholders, ninety days prior to such meeting and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is given to shareholders. Any such shareholder's notice shall include (i) the name and address of the shareholder and of each person to be nominated, (ii) a representation that the shareholder is a holder of record of stock of Tredegar entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate each person specified, (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person (naming such person) pursuant to which the nomination is to be made by the shareholder, (iv) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the applicable rules of the Securities and Exchange Commission had the nominee been nominated by the Board and (v) the consent of each nominee to serve as a director of Tredegar if so elected.

     Mr. John D. Gottwald and Dr. William M. Gottwald are brothers and are sons of Mr. Floyd D. Gottwald, Jr. Mr. Bruce C. Gottwald is the brother of Mr. Floyd
D. Gottwald, Jr., and the uncle of Mr. John D. Gottwald and Dr. William M. Gottwald. The Gottwalds may be deemed to be control persons of Tredegar.

                                STOCK OWNERSHIP

     The following table lists the direct or indirect beneficial ownership of Tredegar's Common Stock by the directors, nominees and the executive officers named in the Summary Compensation Table as of January 31, 1997, and all directors and executive officers of Tredegar as a group as of January 31, 1997.

                                                Security Ownership of Management
                                        -------------------------------------------------
                                             NUMBER OF SHARES           NUMBER OF SHARES        TOTAL
                                             WITH SOLE VOTING          WITH SHARED VOTING      NUMBER
                                              AND INVESTMENT             AND INVESTMENT          OF         PERCENT OF
                                                  POWER                      POWER             SHARES        CLASS(a)
                                        --------------------------     ------------------     ---------     ----------
                                        OUTSTANDING     OPTIONS(b)
                                        -----------     ----------
DIRECTORS, NOMINEES AND
  CERTAIN EXECUTIVE OFFICERS(c)
Austin Brockenbrough, III                    15,000            --              2,370             17,370(d)
Phyllis Cothran                                  --            --              5,700              5,700
Richard W. Goodrum                           88,137       125,850              4,500            218,487         1.8%
Bruce C. Gottwald                           768,880            --             59,941            828,821(e)      6.8%
Floyd D. Gottwald, Jr.                    1,128,645            --             94,606          1,223,251(f)     10.0%
John D. Gottwald                            486,446       189,600            241,671            917,717(g)      7.4%
William M. Gottwald                          25,665            --            193,187            218,852(h)      1.8%
Steven M. Johnson                            12,262        38,500              2,250             53,012
Andre B. Lacy                                   334            --             96,000             96,334(i)
Richard L. Morrill                               --            --                 --                 --
Douglas R. Monk                              12,455        45,745                 --             58,200
Emmett J. Rice                                  795            --                 --                795
Anthony J. Rinaldi                           25,032        51,750              1,507             78,289(j)
Norman A. Scher                              22,887       132,000                 60            154,947         1.3%
MANAGEMENT
All directors and executive officers
  as a group (14)(k)(l)                   2,587,815       700,445            462,409(m)       3,750,669(m)     28.9%(m)

---------------

     (a) Except as indicated, each person or group owns less than 1% of Tredegar's outstanding Common Stock.

     (b) The number of options included for the following executive officers and Management as a group consists of options with respect to which certain executive officers have the right to acquire beneficial ownership within 60 days of February 1, 1997.

     (c) Certain shares may be deemed to be beneficially owned by more than one person or group listed and are reported as being beneficially owned by each.

     (d) Austin Brockenbrough, III, disclaims beneficial ownership of 2,370 shares of Common Stock.

     (e) Bruce C. Gottwald disclaims beneficial ownership of 59,941 shares of Common Stock.

     (f) Floyd D. Gottwald, Jr., disclaims beneficial ownership of 94,606 shares of Common Stock.

     (g) John D. Gottwald disclaims beneficial ownership of 59,863 shares of Common Stock.

     (h) William M. Gottwald disclaims beneficial ownership of 31,340 shares of Common Stock.

     (i) Andre B. Lacy disclaims beneficial ownership of 73,222 shares of Common Stock.

     (j) Anthony J. Rinaldi disclaims beneficial ownership of 1,457 shares of Common Stock.

     (k) The directors, nominees and executive officers have sole voting and investment power over all of the shares disclosed except for the shares listed in the third column, which are held by or jointly with spouses, by children or in partnerships and certain trust relationships. Any shares held under Ethyl's or Tredegar's benefit plans for the benefit of any director, nominee or executive officer are included in the number of shares over which the director, nominee or executive officer has sole voting or investment power. Shares held by the Trustees of such plans for the benefit of other employees are not included. See Note (d) to the table "Security Ownership of Certain Beneficial Owners" below.

     (l) Voting and investment power is shared by two directors with respect to 46,665 shares. This overlap in beneficial ownership has been eliminated for purposes of calculating the number of shares and the percentage of class owned by Management.

     (m) The above table does not include certain shares owned by adult children and attributed to Floyd D. Gottwald, Jr., and Bruce C. Gottwald in the table "Security Ownership of Certain Beneficial Owners" below. If such shares were included in the above table, the total number of shares of Management would equal 4,923,022 and the percentage owned by Management would equal 38%.

     The following table lists any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who, to the knowledge of Tredegar, was the beneficial owner as of February 1, 1997 of more than 5% of the shares of Tredegar's Common Stock.

                      Security Ownership of Certain Beneficial Owners
-------------------------------------------------------------------------------------------
               NAMES AND ADDRESSES                             NUMBER               PERCENT
               OF BENEFICIAL OWNERS                           OF SHARES              CLASS
--------------------------------------------------            ---------             -------
Floyd D. Gottwald, Jr.,
  Bruce C. Gottwald, and
  John D. Gottwald(a)
  330 South Fourth Street
  P.O. Box 2189
  Richmond, VA 23217                                          4,095,477(b)(c)         32.9%

Wachovia Bank of North Carolina, N.A.,
  as Trustee for the Savings Plan for
  the Employees of Tredegar Industries, Inc.
  301 North Main Street
  Winston-Salem, NC 27150                                     1,446,037(c)(d)         11.8%

NationsBank Corporation
  NationsBank, N.A. (South)
  NationsBank, N.A.
  NationsBank of Texas, N.A.
  TradeStreet Investment Associates, Inc.
  101 South Tryon Street
  NationsBank Plaza
  Charlotte, NC 28255(e)                                        746,363                6.9%(f)

---------------
     (a) Floyd D. Gottwald, Jr., Bruce C. Gottwald and John D. Gottwald (the "Gottwalds"), together with members of their immediate families, may be deemed to be a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, although there is no agreement among them with respect to the acquisition, retention, disposition or voting of Common Stock.

     (b) The Gottwalds, individually or collectively, have sole voting and investment power over all of the shares disclosed except for 1,152,924 shares held by their respective wives and children, and in certain trust relationships, some of which might be deemed to be beneficially owned by the Gottwalds under the rules and regulations of the Securities and Exchange Commission, but as to which the Gottwalds disclaim beneficial ownership. Shares owned by the adult children of Floyd D. Gottwald, Jr., and Bruce C. Gottwald are included in the holdings of the Gottwalds as a group.

     (c) This amount includes 71,839 shares owned of record by Wachovia Bank of North Carolina, N.A., Winston-Salem, North Carolina ("Wachovia"), as Trustee under the Savings Plan for the Employees of Tredegar Industries, Inc. (the "Tredegar Savings Plan") for the benefit of John D. Gottwald.

     (d) Shares held under the Tredegar Savings Plan are voted by the Trustee in accordance with instructions solicited from employees participating in the plans. If a participating employee does not give the Trustee voting instructions, his shares are voted by the Trustee in accordance with the Board's recommendations to the shareholders, so long as such vote is consistent with the Trustee's fiduciary duties. Because members of the Gottwald family are executive officers, directors and the largest shareholders of Tredegar, they may be deemed to be control persons of Tredegar and to have the capacity to control any such recommendation of the Board.

     (e) NationsBank Corporation, NationsBank, N.A. (South), NationsBank, N.A., NationsBank of Texas, N.A., TradeStreet Investment Associates, Inc. (collectively, "NationsBank") reported as a group for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, but stated that such report should not be construed as an admission that those entities constitute a group.

     (f) The number of shares owned is as of December 31, 1996, as reported in the Schedule 13G filed by NationsBank and received by Tredegar on February 10, 1997.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by Tredegar to the Chief Executive Officer and the four other highest paid executive officers for services in all capacities to Tredegar for the fiscal years ended December 31, 1996, 1995 and 1994, respectively.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                         AWARDS
                                            ANNUAL COMPENSATION     ----------------
                                            -------------------        SECURITIES         ALL OTHER
           NAME AND                         SALARY       BONUS         UNDERLYING        COMPENSATION
      PRINCIPAL POSITION           YEAR       ($)         ($)       OPTIONS/SARS (#)         ($)
-------------------------------    -----    -------     -------     ----------------     ------------
John D. Gottwald                   1996     347,167     140,000          18,000             17,824(1)
  President and Chief              1995     333,000     125,000          22,500             16,882(1)
  Executive Officer                1994     333,000      90,000          56,250             16,758(1)

Norman A. Scher                    1996     313,000     130,000          12,000             16,022(2)
  Executive Vice President,        1995     303,000     115,000          15,000             15,333(2)
  Chief Financial Officer          1994     303,000      75,000          37,500             15,230(2)
  and Treasurer

Steven M. Johnson                  1996     204,667      75,000           6,000             10,366(3)
  Vice President-                  1995     178,000      50,000           7,500              8,968(3)
  Corporate Development            1994     166,667      35,000          18,750              8,363(3)

Douglas R. Monk                    1996     165,967     150,000(4)        6,000              8,416(5)
  Vice President                   1995     156,667      50,000           7,500              7,893(5)
  and President of                 1994     148,907      35,000          18,750              9,144(5)
  Aluminum Extrusions

Anthony J. Rinaldi                 1996     172,017     113,056(6)        6,000              8,726(7)
  Vice President and               1995     165,500      89,399(6)        7,500              8,339(7)
  President of Films Division      1994     156,500      78,309(6)       18,750              7,854(7)

---------------

     (1) Matching contributions under the Savings Plan for the Employees of Tredegar Industries, Inc. (the "Savings Plan") ($7,500 for 1996, 1995 and 1994) and credit under the Savings Plan Benefit Restoration Plan (the "SPBR Plan") ($10,324 for 1996, $9,382 for 1995 and $9,258 for 1994).

     (2) Matching contributions under the Savings Plan ($7,500 for 1996, 1995 and 1994) and credit under the SPBR Plan ($8,522 for 1996, $7,833 for 1995 and $7,730 for 1994).

     (3) Matching contributions under the Savings Plan ($7,500 for 1996, $6,650 for 1995 and $5,533 for 1994) and credit under the SPBR Plan ($2,866 for 1996, $2,318 for 1995 and $2,830 for 1994).

     (4) Bonus amount determined under a formula-based incentive plan adopted for Tredegar's Aluminum Extrusion division.

     (5) Matching contributions under the Savings Plan ($7,500 for 1996, $5,813 for 1995 and $4,862 for 1994) and credit under the SPBR Plan ($916 for 1996, $2,081 for 1995 and $4,282 for 1994).

     (6) Bonus award is determined under the Tredegar Film Products division's incentive compensation plan. Although the full amount of the award is reported in the above table, only a portion of the award was paid in cash to Mr. Rinaldi for the year reported. For 1996, 1995 and 1994, Mr. Rinaldi received cash payments of $73,539, $53,810 and $36,042, respectively, and the remaining portion was deferred in accordance with the terms of the plan. Under Film Products' plan, an incentive award account is established for each plan participant and at the end of each plan year an individual award is allocated to a participant's account. The individual award, which may be positive or negative, is determined based on the change in the division's economic profit added. Following the year-end award allocation, one-third of the balance in each participant's account is paid out in cash, unless certain performance criteria have not been met. Participants have no obligation to restore negative balances in their accounts that may arise from a deduction for a negative award, except to the extent of future positive incentive awards. A participant is entitled to the cash value of his or her account upon retirement or death, with forfeiture occurring upon the termination of employment in all other circumstances. After giving effect to the cash incentive payment to Mr. Rinaldi made in January 1997 for the award earned in 1996, the cash value of Mr. Rinaldi's incentive award account was $117,373. No interest is earned or paid on deferred amounts held in participants' accounts.

     (7) Matching contributions under the Savings Plan ($7,500 for 1996, $6,186 for 1995, $5,200 for 1994) and credit under the SPBR Plan ($1,226 for 1996, $2,153 for 1995 and $2,654 for 1994).

STOCK OPTIONS AND SARS

     The following table sets forth information with respect to stock options granted to each of the executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 1996. There were no SARs granted during the fiscal year ended December 31, 1996.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                INDIVIDUAL GRANTS
----------------------------------------------------------------------------------
                                       PERCENT OF
                                         TOTAL
                       NUMBER OF        OPTIONS/                                        GRANT DATE
                      SECURITIES      SARS GRANTED                                       VALUE(1)
                      UNDERLYING      TO EMPLOYEES     EXERCISE OR                    ---------------
                      OPTION/SARS      IN FISCAL       BASE PRICE      EXPIRATION       GRANT DATE
       NAME           GRANTED (#)         YEAR           ($/SH)           DATE        PRESENT VALUE $
------------------    -----------     ------------     -----------     -----------    ---------------
John D. Gottwald         12,000             6%           $25.125        2/21/2006         128,160
                          6,000             3             29.00         2/21/2006          56,460
Norman A. Scher           8,000             4             25.125        2/21/2006          85,440
                          4,000             2             29.00         2/21/2006          37,640
Steven M. Johnson         4,000             2             25.125        2/21/2006          42,720
                          2,000             1             29.00         2/21/2006          18,820
Douglas R. Monk           4,000             2             25.125        2/21/2006          42,720
                          2,000             1             29.00         2/21/2006          18,820
Anthony J. Rinaldi        4,000             2             25.125        2/21/2006          42,720
                          2,000             1             29.00         2/21/2006          18,820

---------------

     (1) The grant date present value is an estimate based on the Black-Scholes option pricing model. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The assumptions used under that model include a volatility of 23.5% based on the one-year historical volatility of Common Stock prior to the grant date, a risk-free rate of return of 6.13% based on the 9.4-year zero coupon U.S. Treasury bond yield at the time of grant, a dividend yield of 1% based on the annual dividend rate at the time of grant and an estimated option term of 9.4 years. The estimated grant date present value does not reflect any discount for vesting, forfeiture provisions or prohibitions on transfer.

     The following table sets forth information with respect to the exercise of options during the last fiscal year and the fiscal year-end value of all unexercised stock options and SARs held by the executive officers named in the Summary Compensation Table.

                        AGGREGATED OPTION/SAR EXERCISES
                IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                                    NUMBER OF
                                                                   SECURITIES                 VALUE OF
                                                                   UNDERLYING               UNEXERCISED
                                                                   UNEXERCISED              IN-THE-MONEY
                                                                 OPTIONS/SARS AT          OPTIONS/SARS AT
                                                               FISCAL YEAR-END (#)     FISCAL YEAR-END ($)(1)
                          SHARES ACQUIRED        VALUE            EXERCISABLE/              EXERCISABLE/
         NAME             ON EXERCISE (#)     REALIZED ($)        UNEXERCISABLE            UNEXERCISABLE
----------------------    ---------------     ------------     -------------------     ----------------------
John D. Gottwald(2)           -0-                -0-              171,600/18,000(3)         5,006,564/246,750
Norman A. Scher               -0-                -0-              112,083/19,917(4)         3,274,890/389,635
Steven M. Johnson           20,000            523,888              25,873/12,627(5)           743,166/265,321
Douglas R. Monk                455              5,988              33,118/12,627(6)           955,588/265,321
Anthony J. Rinaldi            -0-                -0-               39,123/12,627(7)         1,153,905/265,321

---------------

     (1) Based on the closing price of $40.125 on December 31, 1996.

     (2) The number of options and related SARs listed for Mr. Gottwald include additional options and related SARs to purchase 10,350 shares of Common Stock of Tredegar granted as compensation for incentive stock options to purchase shares of Ethyl common stock held by Mr. Gottwald that were forfeited in connection with the spin-off of Tredegar from Ethyl. These additional options are incentive stock options.

     (3) Of the total 189,600 options, 92,850 include a tandem SAR.

     (4) Of the total 132,000 options, 67,500 include a tandem SAR.

     (5) Of the total 38,500 options, 6,250 include a tandem SAR.

     (6) Of the total 45,745 options, 13,495 include a tandem SAR.

     (7) Of the total 51,750 options, 19,500 include a tandem SAR.

RETIREMENT BENEFITS

     All of the executive officers participate in the Tredegar Industries, Inc. Retirement Income Plan (the "Pension Plan"). The Pension Plan provides a normal retirement benefit equal to 1.1% of the participant's final average earnings up to his Social Security covered compensation, times his years of pension benefit service, plus 1.5% of final average earnings in excess of covered compensation, times his years of pension benefit service. There is no deduction for Social Security benefits. Estimated annual benefits under the Pension Plan upon retirement at age 65, determined as of December 31, 1996, to persons with specified earnings and years of pension benefit service are set forth in the table below.

     The Internal Revenue Code limits (a) the annual retirement benefit that may be paid under the Pension Plan and (b) the earnings that may be used in computing a benefit. The maximum benefit and earnings limitations are adjusted each year to reflect changes in the cost of living. For 1996, the maximum benefit limitation was $118,631 (based on a five-year certain and life annuity) and the earnings limitation was $150,000.

     Messrs. Gottwald and Scher also participate in the Tredegar Industries, Inc. Retirement Benefit Restoration Plan (the "Restoration Plan"). The Restoration Plan will restore benefits that cannot be paid to them under the Pension Plan due to the Internal Revenue Code maximum benefit limitation. The benefit payable under the Restoration Plan is the difference between the benefit that would have been payable under the Pension Plan, but for the Internal Revenue Code limitation and the amount actually payable under the Pension Plan. At this time, only Mr. Gottwald is affected by that limitation. No executive officer receives a benefit under the Restoration Plan with respect to Pension Plan benefits lost as a result of the maximum earnings limitation.

                               PENSION PLAN TABLE
            (ESTIMATED ANNUAL BENEFITS PAYABLE AT RETIREMENT(1)(2))

      REMUNERATION                                    YEARS OF SERVICE(4)
     (FINAL-AVERAGE         ------------------------------------------------------------------------
      EARNINGS)(3)            10         15         20         25         30         35         40
------------------------    ------     ------     ------     ------     ------     ------     ------
$125,000................    17,647     26,470     35,294     44,117     52,941     61,764     70.588
 150,000................    21,397     32,095     42,794     53,492     64,191     74,889     85,588
 175,000................    21,397     32,095     42,794     53,492     64,191     74,889     85,588
 200,000................    21,397     32,095     42,794     53,492     64,191     74,889     85,588
 225,000................    21,397     32,095     42,794     53,492     64,191     74,889     85,588
 250,000................    21,397     32,095     42,794     53,492     64,191     74,889     85,588
 300,000................    21,397     32,095     42,794     53,492     64,191     74,889     85,588
 350,000................    21,397     32,095     42,794     53,492     64,191     74,889     85,588
 400,000................    21,397     32,095     42,794     53,492     64,191     74,889     85,588
 450,000................    21,397     32,095     42,794     53,492     64,191     74,889     85,588
 500,000................    21,397     32,095     42,794     53,492     64,191     74,889     85,588

---------------

     (1) The estimated benefits assume retirement at age 65 and payment for the lifetime of the participant, with five years' payments guaranteed (the normal form of payment under the Pension Plan and the Restoration Plan). The table assumes attainment of age 65 in 1996 and covered compensation of $27,576.

     (2) The estimated benefit set forth in the table was determined using the Internal Revenue Code limitation on earnings that may be used in computing a benefit. The earnings limitation is subject to a transition rule that preserves benefits accrued as of December 31, 1993 based on higher compensation levels. Messrs. Gottwald and Scher have annual accrued benefits of $49,718 and $13,571, respectively, under that transition rule.

     (3) Final-Average Earnings is the average of the highest three consecutive calendar year's earnings (base earnings plus 50% of bonuses) during the ten consecutive years immediately preceding the date of determination. The current compensation covered under the Pension Plan for each of the executive officers named in the Summary Compensation Table and, in the case of Messrs. Gottwald and

Scher, the Restoration Plan, are: John D. Gottwald, $150,000; Norman A. Scher, $150,000; Steven M. Johnson, $150,000; Douglas R. Monk, $150,000; and Anthony J. Rinaldi, $150,000.

     (4) The years of pension benefit service for each of the executive officers named in the Summary Compensation Table are: John D. Gottwald, 18; Norman A. Scher, 7; Steven M. Johnson, 7; Douglas R. Monk, 20; and Anthony J. Rinaldi, 20.

COMPENSATION OF DIRECTORS

     Each member of the Board who was not an employee of Tredegar or any of its subsidiaries was paid $1,000 for attending, in person, each of the five Board meetings held in 1996. If a director attended a meeting telephonically, he or she was paid $250 for such participation. In addition, each such director was paid $500 for attendance at each meeting of a committee of the Board of which he or she was a member, prior to May 21, 1996. Effective as of May 21, 1996, the committee meeting fee was increased and each director was paid $750 at each meeting of a committee of the Board of which he or she was a member. Each chairperson of a Board committee received an additional $250 for attendance at each meeting of his or her committee. In addition, each director was paid a quarterly fee of $3,000 for the first quarter and $3,600 for each subsequent quarter during 1996. Employee members of the Board are not paid separately for their service on the Board.

CONSULTING AGREEMENT WITH RICHARD W. GOODRUM

     Tredegar has entered into a consulting agreement with Richard W. Goodrum, who retired as Executive Vice President and Chief Operating Officer of Tredegar on March 31, 1996. Pursuant to the terms of the Consulting Agreement, Mr. Goodrum continues to serve on Tredegar's Executive and Management Committees and provides other services to Tredegar. As compensation for such services, Tredegar pays Mr. Goodrum $25,000 annually. The initial term of the agreement expires on March 31, 1997, but automatically renews for successive one-year periods unless either party terminates the agreement at least 30 days prior to the expiration of the then current term of the agreement.

EMPLOYMENT CONTRACT WITH NORMAN A. SCHER

     Tredegar's employment agreement with Norman A. Scher was terminated effective as of December 31, 1996. The employment agreement provided for an annual salary of not less than $250,000 and the payment to Mr. Scher of up to two years' salary in case of termination of employment under certain conditions and, in case of disability, annual benefits of a specified amount. A substantial part of such disability benefits were available under Tredegar's disability benefit plan. The employment agreement provided that, in the event of Mr. Scher's death, his estate would be paid an amount equal to two years' salary less any amounts payable to his estate under any group insurance program of Tredegar. Such benefit would have been payable to Mr. Scher's estate under Tredegar's general group insurance program supplemented by insurance purchased by Mr. Scher.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Tredegar's Executive Compensation Committee (the "Committee") is comprised of three independent directors. No Committee member is a current or former employee of Tredegar or any of its subsidiaries. The Committee's role is to review and approve practices and policies related to compensation primarily for executive officers, including those officers listed in this proxy statement.

COMPENSATION PHILOSOPHY

     The Committee's philosophy is based on the principle that executive compensation plans should be designed and administered to motivate and retain highly qualified executives, with incentives linked closely to financial performance and enhanced shareholder value. Control of all fixed costs is critical to Tredegar's continued success. Controlling compensation costs requires a significant portion of compensation increases to be closely linked to performance and, therefore, variable in nature. However, Tredegar should remain competitive with salaries.

BASE SALARIES

     In determining base salaries, Tredegar identifies a reasonable range around the average for comparable executive positions in a comparison group of companies. Actual officer salaries are generally set within this range based on individual performance and experience. Annual salary increases are considered. The amount of such increases is based on a variety of factors including average increases in comparison companies, individual performance (evaluated subjectively), the officer's position in the pay range, Tredegar's financial condition, and other variable components of compensation.

     The comparison company group for compensation is generally not the same as the published industry index that appears in the performance graph of this proxy statement because index companies are not necessarily viewed as direct competitors for executive talent. Comparison companies are chosen, and information on pay evaluated, with the assistance of independent consultants.

     The 1996 base salary for the Chief Executive Officer (CEO) was $347,167. This salary is below the average for the comparison group.

BONUSES

     Although bonus awards are generally discretionary, the bonus portion of compensation is tied to an assessment of performance. Some division executives' bonuses are linked directly by formula to specific division performance measures. In such cases, economic profit added is the most widely used and most heavily weighted measure. In other cases, a broad range of financial measures as well as progress on strategic issues are reviewed.

     In 1996, total bonuses paid to executive officers were approximately 39% greater than the 1995 amount, reflecting significant improvement in relevant performance measures.

     The Committee awarded the CEO a bonus of $140,000 compared to $125,000 paid the prior year. In 1996, 28.7% of the CEO's total cash compensation was comprised of incentive cash compensation, compared with 27.3% in 1995. Both 1996 and 1995 incentive cash percentages were below market averages.

STOCK OPTIONS

     Stock options are considered an important part of compensation at Tredegar. As of February 1, 1997, 527 employees had stock options. Over time the stock price reflects Management's performance. Through the options granted, Management and shareholder interests are more closely tied.

     Tredegar has three stock incentive plans (collectively the "SIP"). Each year the Committee considers granting awards under the SIP to executive officers and other employees and individuals providing valuable services to Tredegar or its subsidiaries. Consistent with the objective of closely aligning executives' interests with those of Tredegar shareholders, the SIP enables the Committee to grant stock options, stock appreciation rights ("SARs"), and shares of restricted stock. The Committee determines the terms and conditions of any options, SARs, or restricted stock granted.

     Executive officers as a group were granted options for 60,000 shares on a discretionary basis in 1996, 40,000 at fair market value on the grant date ($25.125 per share) and 20,000 at above fair market value on the grant date ($29.00 per share). The CEO was granted 12,000 option shares at fair market value and 6,000 shares at above fair market value.

CORPORATE TAX CONSIDERATIONS

     A law, effective in 1994, disallows corporate tax deductions for executive compensation in excess of $1 million for "proxy table" executives. This law, covered in Internal Revenue Code Section 162(m), allows certain exemptions to the deduction cap, including pay programs that depend on formulas and, therefore, are "performance-based" rather than discretionary.

     While significant parts of Tredegar's compensation program is discretionary, the Company is not currently in danger of losing deductions under Code Section 162(m). The Committee will carefully review any compensation plan or action that would result in the disallowance of compensation deductions. The Committee will consider a variety of factors, including the amount of any deductions that may be lost.

EXECUTIVE COMPENSATION COMMITTEE:

          Phyllis Cothran, Chairperson                  Emmett J. Rice
          Austin Brockenbrough, III

February 19, 1997

ADDITIONAL INFORMATION ON COMPENSATION PAID TO TREDEGAR'S EXECUTIVE OFFICERS HAS BEEN INCLUDED IN TREDEGAR'S ANNUAL REPORT TO SHAREHOLDERS.

COMPARATIVE COMPANY PERFORMANCE

     The following graph compares cumulative total returns for Tredegar, the S&P Small Cap 600t Stock Index, and the S&P Manufacturing (Diversified Industries), a nationally recognized industry index, since December 31, 1991. The comparison assumes $100 invested on December 31, 1991, and assumes dividend reinvestment.

                                    [GRAPH]

                                        FISCAL YEAR ENDED DECEMBER 31
                              1991     1992     1993     1994     1995     1996
                              ----     ----     ----     ----     ----     ----
TREDEGAR                      $100     $157     $155     $182     $342     $643
S&P SMALLCAP 600               100      121      144      137      178      216
S&P MFG.                       100      108      132      136      192      264

                            DESIGNATION OF AUDITORS

     The Board has designated Coopers & Lybrand L.L.P., certified public accountants, as Tredegar's independent auditors for the year 1997, subject to shareholder approval. This firm has audited Tredegar's financial statements since Tredegar became an independent company. A representative of Coopers & Lybrand L.L.P. is expected to be present at the meeting with an opportunity to make a statement and to be available to respond to appropriate questions.

     Coopers & Lybrand L.L.P.'s principal function is to audit the consolidated financial statements of Tredegar and its subsidiaries and, in connection with the audit, to review certain related filings with the

Securities and Exchange Commission and to conduct limited reviews of the unaudited financial statements included in each of Tredegar's quarterly reports.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE DESIGNATION OF COOPERS & LYBRAND L.L.P. AS AUDITORS.

                       PROPOSALS FOR 1998 ANNUAL MEETING

     Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 1998 annual meeting of shareholders must present such proposal to Tredegar at its principal office in Richmond, Virginia, not later than November 30, 1997, in order for the proposal to be considered for inclusion in Tredegar's proxy statement.

     In addition to any other applicable requirements, for business to be properly brought before the annual meeting by a shareholder, even if the proposal is not to be included in Tredegar's proxy statement, Tredegar's By-laws provide that the shareholder must give timely notice in writing to the Secretary of Tredegar not later than ninety days prior to the meeting. As to each matter, the notice must contain (i) a brief description of the business desired to be brought before the annual meeting (including the specific proposal to be presented) and the reasons for addressing it at the annual meeting, (ii) the name of, record address of, and class and number of shares beneficially owned by, the shareholder proposing such business, and (iii) any material interest of the shareholder in such business.

                           ANNUAL REPORT ON FORM 10-K

     TREDEGAR WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROXY STATEMENT HAS BEEN DELIVERED, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF TREDEGAR'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES. REQUESTS FOR SUCH COPY SHOULD BE DIRECTED TO TREDEGAR INDUSTRIES, INC., 1100 BOULDERS PARKWAY, RICHMOND, VIRGINIA, 23225, ATTENTION: CORPORATE SECRETARY. PROVIDED WITH THE COPY OF THE FORM 10-K WILL BE A LIST OF EXHIBITS TO THE FORM 10-K, SHOWING THE COST OF EACH. ANY OF SUCH EXHIBITS WILL BE PROVIDED UPON PAYMENT OF THE CHARGE NOTED ON THE LIST.

                                 OTHER MATTERS

     The Board is not aware of any matters to be presented for action at the meeting other than set forth herein. However, if any other matters properly come before the meeting, or any adjournment thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          Nancy M. Taylor, SECRETARY

                                     NOTICE

                                      AND

                                PROXY STATEMENT

                                      FOR

                                 ANNUAL MEETING

                                       OF

                                  SHAREHOLDERS

                                  MAY 22, 1997

                           [TREDEGAR INDUSTRIES LOGO]

                           TREDEGAR INDUSTRIES, INC.
                             1100 Boulders Parkway
                            Richmond, Virginia 23225

                           TREDEGAR INDUSTRIES, INC.
                               RICHMOND, VIRGINIA

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 22, 1997

     The undersigned hereby appoints Michael W. Giancaspro, Norman A. Scher and Nancy M. Taylor, or any of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all shares of stock of Tredegar Industries, Inc. that the undersigned is entitled to vote at the annual meeting of shareholders to be held on May 22, 1997, and at any and all adjournments thereof:

1.  ELECTION OF DIRECTORS             [ ] FOR all nominees listed             [ ] WITHHOLD AUTHORITY
                                          below (except as otherwise              to vote for all of the
                                          indicated below)                        nominees listed below

 Austin Brockenbrough, III, William M. Gottwald, Richard L. Morrill, Norman A.
                                     Scher

 INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY OF SUCH NOMINEES WRITE THE
                   NOMINEE'S NAME ON THE LINE PROVIDED BELOW
________________________________________________________________________________

2.  [ ] FOR  [ ] AGAINST  [ ] ABSTAIN    The proposal to approve the designation
                                         of Coopers & Lybrand L.L.P. as the
                                         auditors for Tredegar for 1997

In their discretion, the Proxies are authorized to vote upon such other business and matters incident to the conduct of the meeting as may properly come before the meeting.

                    PLEASE SIGN AND DATE ON THE REVERSE SIDE

     This Proxy is solicited on behalf of the Board of Directors. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted for Proposals 1 and 2.
                                         Dated ___________________________, 1997

                                         _______________________________________
                                                        Signature

                                         Please sign name exactly as it appears
                                         on the stock certificate. Only one of
                                         several joint owners need sign.
                                         Fiduciaries should give full title.

                                         Please MARK, SIGN, DATE AND RETURN the
                                         Proxy Card promptly using the enclosed
                                         envelope.